CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 28, 2012, relating to the financial statements and financial highlights, which appear in the December 31, 2011 Annual Reports to Shareholders of USFS Funds Tactical Asset Allocation Fund and USFS Funds Limited Duration Government Fund, two of the funds constituting The Advisors' Inner Circle Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 30, 2012